Exhibit (a)(1)(A)(i)
TASER INTERNATIONAL, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW OPTIONS
SUPPLEMENT NO. 1
Dated December 7, 2010
     This Supplement No. 1 amends and supplements the Offer to Exchange Certain Outstanding Stock Options for New Options, dated November 24, 2010 (the “Offer to Exchange”), that was previously provided to you by TASER International, Inc. (“TASER” or the “Company”). This Supplement No. 1 amends and supplements certain information in connection with the offer that we are making as described in the Offer to Exchange. The material terms of that offer have not otherwise changed. This Supplement No. 1 does not replace the Offer to Exchange — be sure to read this Supplement No. 1 along with the Offer to Exchange. Certain terms used in this Supplement No. 1 are defined in the Offer to Exchange.
     1. Page iv, “Important Notice”: The second to last paragraph in “Important Notice” on page iv is hereby amended and replaced in its entirety with the following:
“This Exchange Offer is not being made to, and we will not accept any election to exchange Eligible Options from or on behalf of, option holders within any particular state in the United States in which our making the Exchange Offer or accepting any tendered Eligible Options is illegal. We are not aware of any particular state in the United States where the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any particular state within the United States where the making of the Exchange Offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort we cannot comply with such law, the Exchange Offer will not be made to the option holders residing in such state.”
     2. Page 3, Part I entitled “Summary Term Sheet,” Question 10: The answer to Question 10 on page 3 of the Offer to Exchange is hereby supplemented by adding the following paragraph immediately after the “Modified Exchange Ratios” table:
     “For example, if an Eligible Employee tenders 100 Eligible Options with an exercise price of $10.25 under the Modified Exchange Ratio, the eligible employee will receive 50 New Options with an exercise price equal to the closing price of our common stock at the completion of the Exchange Offer.”
     3. Page 15, Part III, Section 3 entitled “Number of New Options; Expiration Date”: Section 3 is hereby supplemented by adding the following paragraph immediately after the “Modified Exchange Ratios” table:
     “For example, if an Eligible Employee tenders 100 Eligible Options with an exercise price of $10.25 under the Modified Exchange Ratio, the eligible employee will receive 50 New Options with an exercise price equal to the closing price of our common stock at the completion of the Exchange Offer.”
     4. Page 24, Part III, Section 10 entitled “Source and Amount of Consideration; Terms of New Options”: Section 10 is hereby supplemented by adding the following paragraph immediately after the “Modified Exchange Ratios” table:

     “For example, if an Eligible Employee tenders 100 Eligible Options with an exercise price of $10.25 under the Modified Exchange Ratio, the eligible employee will receive 50 New Options with an exercise price equal to the closing price of our common stock at the completion of the Exchange Offer.”
     5. Page 33, Part III, Section 19 entitled “Miscellaneous; Forward Looking Statements”: The first paragraph of Section 19 “Miscellaneous; Forward Looking Statements” is hereby amended and replaced in its entirety with the following paragraph:
     “We are not aware of any particular state in the United States where the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any particular state within the United States where the making of the Exchange Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Exchange Offer will not be made to, nor will Eligible Options be accepted from Eligible Employees residing in such state.”
     6. Page 33, Part III, Section 19 entitled “Miscellaneous; Forward Looking Statements”: The second paragraph on page 33 under Section 19 “Miscellaneous; Forward Looking Statements” is hereby amended by deleting the following sentence:
     “We make no commitment, and disclaim any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.”